EXHIBIT 10.1

                  ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION
                              AMENDED AND RESTATED
                           SEVERANCE COMPENSATION PLAN

                                  PLAN PURPOSE

         The purpose of the Astoria Federal Savings and Loan Association Severance Compensation Plan is to assure for Astoria Federal Savings and Loan Association (the "Association") the services of Officers of the Association in the event of a Change in Control (capitalized terms are defined in section 2.1) of Astoria Financial Corporation or the Association. The benefits contemplated by the Plan recognize the value to the Association of the services and contributions of the officers of the Association and the effect upon the Association resulting from the uncertainties of continued employment, reduced employee benefits, management changes and relocations that may arise in the event of a Change in Control of the Association or its holding company, Astoria Financial Corporation, (the "Holding Company"). The Association's and the Holding Company's Boards of Directors believe that it is in the best interests of the Association and the Holding Company to provide Officers of the Association with such benefits in order to defray the costs and changes in employee status that could follow a Change in Control. The Board of Directors believes that the Plan will also aid the Association in attracting and retaining highly qualified individuals who are essential to its success and the Plan's assurance of fair treatment of the Association's Officers will reduce the distractions and other adverse effects on Officers' performance in the event of a Change in Control.

                                    ARTICLE I

                              ESTABLISHMENT OF PLAN

1.1      Establishment of Plan

         As of the Effective Date of the Plan as defined herein, the Association hereby establishes a severance compensation plan to be known as the "Astoria Federal Savings and Loan Association Amended and Restated Severance Compensation Plan." The purposes of the Plan are as set forth above.

1.2      Applicability of Plan

The benefits provided by this Plan shall be available to all Officers of the Association, who, at or after the Effective Date, meet the eligibility requirements of Article III, except for those executive officers who have entered into, or who enter into in the future, and continue to be subject to an employment or change in control agreement with the Employer.

1.3      Contractual Right to Benefits

This Plan establishes and vests in each Participant a contractual right to the benefits to which each Participant is entitled hereunder, enforceable by the Participant against the Employer, Association, or both.

                                   ARTICLE II

                          DEFINITIONS AND CONSTRUCTION

2.1      Definitions

         Whenever used in the Plan, the following terms shall have the meanings set forth below.

         (a) "Annual Compensation" of a Participant means and includes all wages, salary, bonus, and incentive compensation, if any, paid (including accrued amounts) by an Employer as consideration for the Participant's service during the 12 months ended the date as of which Annual Compensation is to be determined which are or would be included in the gross income of the Participant receiving the same for federal income tax purposes, excluding any amounts included in gross income as a result of the exercise of one or more options to acquire Astoria Financial Corporation common stock granted to the Participant and/or the disposition of shares of Astoria Financial Corporation common stock acquired pursuant thereto and further excluding any amounts included in gross income as a result of the receipt of shares distributed pursuant to an award under the Association's Recognition and Retention Plan for Officers and Employees. If a Participant entitled to the payment of a benefit pursuant to the terms of the Plan has less than 12 months of service with an Employer as of the date as of which Annual Compensation is to be determined, then "Annual Compensation" as to such Participant means and includes the amount of all wages, salary, bonus and incentive compensation, if any, paid during the actual period of service of such Participant to an Employer ending on the date as of which Annual Compensation is to be determined which are or would be included in the gross income of the Participant receiving the same for federal income tax purposes, and excluding those amounts excluded pursuant to the first sentence of this subsection (a), annualized so as to equal an amount equivalent to the amount that would have been paid to the Participant over a 12 month period of service by such Participant.

         (b) "Association" means Astoria Federal Savings and Loan Association or any successor as provided for in Article VII hereof.

         (c) "Change in Control" shall mean an event of a nature that; (i) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange

Act"); or (ii) results in a Change in Control of the Association or the Company within the meaning of the Home Owners' Loan Act of 1933, as amended, and the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the
OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Association or the Company representing 25% or more of the Association's or the Company's outstanding securities except for any securities of the Association purchased by the Company in connection with the conversion of the Association to the stock form and any securities purchased by any tax-qualified employee benefit plan of the Association; or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Association or the Company or similar transaction occurs in which the Association or Company is not the resulting entity.

         (d) "Effective Date" means the date the Plan is approved by the Board of Directors of the Association, or such other date as the Board shall designate in its resolution approving the Plan.

         (e) "Employer" means the Association or a subsidiary of the Association or a parent of the Association which has adopted the Plan pursuant to Article VI hereof.

         (f) "Holding Company" means Astoria Financial Corporation, the holding company of the Association.

         (g) "Just Cause" with respect to termination of employment means an act or acts of personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry.

         (h) "Officer" means an officer employed by the Employer on a full-time basis, and having an officer's title as determined by the Board of Directors; provided, however, that any officer who is covered or hereinafter becomes covered by an employment contract or a change in control agreement with the Employer shall not be considered to be an Officer for purposes of this Plan.

         (i) "Payment" means the payment of severance compensation as provided in Article IV hereof.

         (j) "Participant" means an Officer who meets the eligibility requirements of Article III.

         (k) "Plan" means the Astoria Federal Savings and Loan Association Amended and Restated Severance Compensation Plan. The Plan replaces the Astoria Federal Savings and Loan Association Severance Compensation Plan.

2.2      Applicable Law

         The laws of the State of New York shall be the controlling law in all matters relating to the Plan to the extent not preempted by Federal law.

2.3      Severability

         If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

                                   ARTICLE III

                                   ELIGIBILITY

3.1      Participation

         The term Participant shall include all Officers at the time of any termination pursuant to Section 4.2 herein. Notwithstanding the foregoing, persons who have entered into and continue to be covered by an employment contract or change in control agreement with the Employer shall not be entitled to participate in this Plan.

3.2      Duration of Participation

         A Participant shall cease to be a Participant in the Plan when the Participant ceases to be an Officer of an Employer, unless such Participant is entitled to a Payment as provided in the Plan. A Participant entitled to receipt of a Payment shall remain a Participant in this Plan until the full amount of such Payment has been paid to the Participant.

                                   ARTICLE IV

                                    PAYMENTS

4.1      Right to Payment

         A Participant shall be entitled to receive from its respective Employer a Payment in the amount provided in Section 4.3 if there has been a Change in Control of the Association or the Holding Company and if, within one (1) year thereafter, the Participant's employment by an Employer shall terminate for any reason specified in Section 4.2, whether the termination is voluntary or involuntary. A Participant shall not be entitled to a Payment if termination occurs by reason of death, voluntary retirement, voluntary termination other than for reasons specified in Section 4.2, total and permanent disability, or for Just Cause.

4.2      Reasons for Termination

         Following a Change in Control, a Participant shall be entitled to a Payment if employment by an Employer is terminated, voluntarily or involuntarily, for any one or more of the following reasons:

         (a) The Employer reduces the Participant's base salary or rate of compensation as in effect immediately prior to the Change in Control, or as the same may have been increased thereafter.

         (b) The Employer materially changes Participant's function, duties or responsibilities which would cause Participant's position to be one of lesser responsibility, importance or scope with the Employer than immediately prior to the Change in Control.

         (c) The Employer requires the Participant to change the location of the Participant's job or office, so that such Participant will be based at a location more than thirty (30) miles from the location of the Participant's job or office immediately prior to the Change in Control provided that such new location is not closer to Participant's home.

         (d) The Employer materially reduces the benefits and perquisites available to the Participant immediately prior to the Change in Control, provided, however, that a material reduction in benefits and perquisites generally provided to all employees of the Association on a nondiscriminatory basis would not trigger a payment pursuant to this Plan.

         (e) A successor Association or company fails or refuses to assume the Association's obligations under this Plan, as required by Article VII.

         (f) The Association or any successor company breaches any other provisions of this Plan.

         (g) The Employer terminates the employment of a Participant at or after a Change in Control other than for Just Cause.

4.3      Amount of Payment

         Each Participant entitled to a Payment under this Plan shall receive from the Association a lump sum cash payment, in an amount determined as follows:

         (a) Each Officer with the title of First Vice President or above with the Association shall receive a payment equal to one hundred fifty percent (150%) of such Officer's Annual Compensation determined as of the date of termination pursuant to Section 4.2. Each Officer with the title of Vice President with the Association shall receive a payment equal to one hundred percent (100%) of such Officer's Annual Compensation determined as of the date of termination pursuant to Section 4.2. Each Officer with the title of First Assistant Vice President with the Association shall receive a payment equal to eighty percent (80%) of such Officer's Annual Compensation determined as of the date of termination pursuant to Section 4.2. Each Officer with the title of Assistant Vice President and three years of service with the Association shall receive a payment equal to sixty percent (60%) of such Officer's Annual Compensation determined as of the date of termination pursuant to Section 4.2. Each Officer with the title of Assistant Treasurer or Assistant Secretary and three years of service with the Association shall receive a payment equal to forty percent (40%) of such Officer's Annual Compensation determined as of the date of termination pursuant to Section 4.2.

         (b) Notwithstanding the provisions of (a) above, if a Payment to a Participant who is a Disqualified Individual shall be in an amount which includes an Excess Parachute Payment, the Payment hereunder to that Participant shall be reduced to the maximum amount which does not include an Excess Parachute Payment. The terms "Disqualified Individual" and "Excess Parachute Payment" shall have the same meaning as defined in Section 28OG of the Internal Revenue Code of 1986, as amended, or any successor section of similar import.

         The Participant shall not be required to mitigate damages on the amount of the Payment by seeking other employment or otherwise, nor shall the amount of such Payment be reduced by any compensation earned by the Participant as a result of employment after termination of employment hereunder.

4.4      Time of Payment

         The Payment to which a Participant is entitled shall be paid to the Participant by the Employer or the successor to the Employer, in cash and in full, not later than twenty (20) business days after the termination of the Participant's employment. If any Participant should die after termination of the employment but before all amounts have been paid, such unpaid amounts shall be paid to the Participant's named beneficiary, if living, otherwise to the personal representative on behalf of or for the benefit of the Participant's estate.

4.5      Suspension of Payment

         Notwithstanding the foregoing, no payments or portions thereof shall be made under this Plan, if such payment or portion would result in the Association failing to meet its minimum regulatory capital requirements as required by 12 C.F.R. Section 567.2 of the Office of Thrift Supervision Regulations. Any payments or portions thereof not paid shall be suspended until such time as their payment would not result in a failure to meet the Association's minimum regulatory capital requirements. Any portion of benefit payments which have not been suspended will be paid on an equitable basis, pro rata based upon amounts due each Participant, among all eligible Participants.

                                    ARTICLE V

                     OTHER RIGHTS AND BENEFITS NOT AFFECTED

5.1      Other Benefits

         Neither the provisions of this Plan nor the Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Participant's rights as an Officer of an Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock ownership or any employment agreement or other plan or arrangement.

5.2      Employment Status

         This Plan does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation to retain the Participant as an Officer, to change the status of the Participant's employment, or to change the Employer's policies regarding termination of employment.

                                   ARTICLE VI

                             PARTICIPATING EMPLOYERS

6.1 Upon approval by the Board of Directors of the Association, this Plan may be adopted by any Subsidiary or Parent of the Association. Upon such adoption, the Subsidiary or Parent shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Officers of that Subsidiary or Parent. The term "Subsidiary" means any corporation in which the Association, directly or indirectly, holds a majority of the voting power of its outstanding shares of capital stock. The term "Parent" means any corporation which holds a majority of the voting power of the Association's outstanding shares of capital stock.

                                   ARTICLE VII

                          SUCCESSOR TO THE ASSOCIATION

7.1 The Association shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Association, expressly and unconditionally to assume and agree to perform the Association's obligations under this plan, in the same manner and to the same extent that the Association would be required to perform if no such succession or assignment had taken place.

                                  ARTICLE VIII

                            AMENDMENT AND TERMINATION

8.1      Amendment and Termination

         The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of Directors of the Association, unless a Change in Control has previously occurred. If a Change in Control occurs, the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever, until such date as all Participants who become entitled to Payments hereunder shall have received such Payments in full.

8.2      Form of Amendment

         The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Association, certifying that the amendment or termination has been approved by the Board of Directors. A proper amendment of the Plan automatically shall effect a corresponding amendment to each Participant's rights hereunder. A proper termination of the Plan automatically shall effect a termination of all Participants' rights and benefits hereunder.

                                   ARTICLE IX

                                   ARBITRATION

9.1 Any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Participant within fifty (50) miles from the location of the Association, in accordance with rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

                                    ARTICLE X

                             LEGAL FEES AND EXPENSES

10.1 Subject to the notice provision in section 10.2 hereof, all reasonable legal fees and other expenses paid or incurred by Participant pursuant to any dispute or question of interpretation relating to this Plan shall be paid or reimbursed by the Association, if Participant is successful pursuant to a legal judgment, arbitration or settlement.

10.2 A Participant must provide the Association with 10 (ten) business days notice of a complaint of entitlement under this Plan before the Association shall be liable for the payment of any legal fees or other expenses referred to in section 10.1 hereof.

                                   ARTICLE XI

                               REQUIRED PROVISIONS

11.1 The Association may terminate the Officer's employment at any time, but any termination by the Association, other than termination for Just Cause, shall not prejudice Officer's right to compensation or other benefits under this Plan. Officer shall not have the right to receive compensation or other benefits for any period after termination for Just Cause as defined in Section 2.1 herein above.

11.2 If the Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the Association's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C.
Section 1818(e)(3) or (g)(1), the Association's obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association may in its discretion (i) pay the Officer all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

11.3 If the Officer is removed and/or permanently prohibited from participating in the conduct of the Association's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C.
Section 1818(e)(4) or (g)(1), all obligations of the Association under this Plan shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

11.4 If the Association is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations of the Association under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the Participants.

11.5 All obligations of the Association under this Plan shall be terminated, except to the extent determined that continuation of the Plan is necessary for the continued operation of the institution, (i) by the Director of the OTS (or his designee), the Federal Deposit Insurance Corporation ("FDIC") or the Resolution Trust Corporation ("RTC"), at the time FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section I 823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Association or when the Association is determined by the Director to be in an unsafe or unsound condition. Any rights of the Participants that have already vested, however, shall not be affected by such action.

         This Plan is executed by its duly authorized officers this 15th day of May, 2002, the provisions and amendments set forth herein being hereby certified as having been adopted by its Board of Directors on May 15, 2002.

Attest:                                            ASTORIA FEDERAL SAVINGS AND LOAN
                                                   ASSOCIATION


/S/ Alan P. Eggleston                              /S/ George L. Engelke, Jr.
---------------------------------------------      ---------------------------------------------
Alan P. Eggleston                                  George L. Engelke, Jr.
Executive Vice President, Secretary and            Chairman, President and Chief Executive
General Counsel                                    Officer

         This Plan is executed by its duly authorized officers this 15th day of May, 2002, the provisions and amendments set forth herein being hereby certified as having been adopted by its Board of Directors on May 15, 2002.

Attest:                                            ASTORIA FINANCIAL CORPORATION



/S/ Alan P. Eggleston                              /S/ George L. Engelke, Jr.
---------------------------------------------      ---------------------------------------------
Alan P. Eggleston                                  George L. Engelke, Jr.
Executive Vice President, Secretary and            Chairman, President and Chief Executive
General Counsel                                    Officer